Exhibit 99.1

BRT APARTMENTS CORP. REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS

– Issues Full Year 2023 Guidance –

Great Neck, New York – March 14, 2023 – BRT APARTMENTS CORP. (NYSE:BRT), a real estate investment trust that owns, operates, and, to a lesser extent, holds interests in joint ventures that own multi-family properties, today reported results for the fourth quarter and year ended December 31, 2022, and issued guidance for expected full year 2023 results.

Highlights
•Reported results for the fourth quarter of 2022 of a net loss of $4.2 million, or $(0.22) per diluted share, Funds from Operations, or FFO, of $0.40 per diluted share and Adjusted Funds from Operations, or AFFO, of $0.37 per diluted share.
•Reported results for 2022 of net income of $50.0 million, or $2.66 per diluted share, FFO of $1.24 per diluted share and AFFO of $1.52 per diluted share.
•Equity in earnings of unconsolidated joint ventures was $580,000 in the fourth quarter of 2022 and $1.9 million in 2022.
•Combined Portfolio NOI increased 0.7% for the fourth quarter and increased 11.3% for 2022 when compared with the prior-year periods.
•Completed joint venture partner buyouts of $105.9 million in 11 multi-family properties totaling 2,844 units in 2022.
•Completed the disposition of four joint venture multi-family properties totaling 1,072 units in 2022, recording an aggregate gain of $64.5 million.
•Raised equity proceeds of $9.9 million during 2022 from the sale of 447,815 shares of common stock through the at-the-market (ATM) program.
•Implemented in late 2022 a new master insurance program across 17 wholly owned properties comprising 4,316 units in 10 states, representing 80% of the Company’s wholly owned portfolio (expressed as a percentage of total units).
•In February 2023, the Company closed a $21.2 million loan secured by Silvana Oaks in North Charleston, SC and used the proceeds to fully repay its outstanding borrowings on the credit facility.
•In March 2023, an unconsolidated joint venture in which the Company owns a 50% interest agreed to sell a multifamily property totaling 494 units. It is estimated that this sale, when completed in the second quarter of 2023, will result in a gain to BRT of $14.3 million.
•In March 2023, the Company entered into an agreement to purchase a multifamily property totaling 238 units for a purchase price of approximately $62.5 million, including the assumption of approximately $32 million in mortgage debt. It is estimated this acquisition will be completed in the fourth quarter of 2023.
•Declared a dividend of $0.25 per share for the first quarter of 2023.
•Issued full year 2023 guidance ranges for net income per diluted share of $0.09 to $0.20, FFO per diluted share of $1.08 to $1.19, and AFFO per diluted share of $1.50 to $1.61 along with accompanying guidance assumptions.

See the reconciliations provided later in this release of FFO, AFFO and Combined Portfolio NOI, to net income, as calculated in accordance with GAAP, and the definitions of such terms under "Non-GAAP Financial Measures and Definitions."

Jeffrey A. Gould, President and Chief Executive Officer stated, “We have remained intensely focused on our goals to grow the wholly owned portfolio, improve the balance sheet, drive NOI and create value for our stockholders. The strength of our portfolio and the fundamentals within our markets were evident throughout the year with full year Combined Portfolio NOI up 11.3%, average combined monthly rental income up 11.6% and average combined occupancy remained relatively steady at 95.9%. BRT is a stronger company than a year ago with the capacity to take advantage of what the environment presents in a very disciplined and accretive manner.”

Commenting on BRT’s 2023 guidance, Mr. Gould added, “Our outlook for 2023 reflects the natural extension of the strategic decisions we set in motion over the past two years. The dispositions completed during 2022 helped us realize IRRs of 19% to 41% on those properties and allowed us to re-allocate capital toward funding nearly $106 million of partner buyouts. The disposition of another joint venture that we expect to complete in the second quarter should result in an IRR of 22% over a seven-year hold with approximately $19 million in net proceeds available to deploy for new investment opportunities such as the property acquisition in Richmond, VA in late 2023. We have also been able to source attractive capital to reduce exposure to variable rate debt without sacrificing our ability to remain free of debt maturities before 2025. While the impact from the significant number of partner buyouts is reflected in our 2023 guidance, we believe we can derive even greater benefits from this growth in our wholly owned portfolio through consolidating control of and investments in these properties.”

Fourth Quarter Financial and Operating Results
•Net loss attributable to common stockholders for the quarter ended December 31, 2022 was $4.2 million, or $0.22 per diluted share, compared to net loss attributable to common stockholders of $1.3 million, or $0.08 per diluted share, for the corresponding 2021 quarter.
•FFO was $7.6 million, or $0.40 per diluted share, in the current quarter, compared to $6.3 million, or $0.35 per diluted share, in the corresponding 2021 quarter.
•AFFO was $7.0 million, or $0.37 per diluted share, in the fourth quarter of 2022, compared to AFFO of $7.5 million, or $0.41 per diluted share, in the corresponding 2021 quarter.
•Equity in earnings of unconsolidated joint ventures for the current quarter was $580,000 compared to $1.8 million in the corresponding quarter of the prior year.
•Combined Portfolio NOI in the current quarter increased by 0.7% to $15.5 million.
•Diluted per share net income, FFO and AFFO during the quarter ended December 31, 2022 reflect the approximate 698,000 increase in weighted average shares of common stock outstanding, primarily due to stock issuances pursuant to the Company’s at-the-market offering and equity incentive programs.

Full Year 2022 Financial and Operating Results
•Net income attributable to common stockholders in 2022 was $50.0 million, or $2.66 per diluted share, compared to net income of $29.1 million, or $1.62 per diluted share, in 2021.
•FFO was $23.2 million, or $1.24 per diluted share, in 2022, compared to $17.4 million, or $0.97 per diluted share, in 2021.
•AFFO was $28.4 million, or $1.52 per diluted share, in 2022, compared to $23.8 million, or $1.33 per diluted share, in 2021.
•Equity in earnings from sales of unconsolidated ventures in 2022 was $64.5 million in 2022 compared with $35.0 million in 2021.
•Equity in earnings of unconsolidated joint ventures in 2022 was $1.9 million compared to a loss of $4.2 million in 2021.
•Combined Portfolio NOI in 2022 increased by 11.3% to $57.8 million.
•Diluted per share net income, FFO and AFFO for the year ended December 31, 2022 reflect the approximate 846,000 increase in the weighted average share count due to stock issuances pursuant to BRT’s at-the-market equity sales program and to a lesser extent, issuances pursuant to the equity incentive program.

Transaction and Financing Activity
•As previously reported, on October 31, 2022, the mortgage debt on Silvana Oaks in North Charleston, SC in the amount of $14.9 million matured and was paid off with borrowings on the Company’s credit facility.
•On February 24, 2023, the Company closed on a new, interest-only mortgage secured by Silvana Oaks in the amount of $21.2 million at a rate of 4.45% and a maturity date of February 2033. The proceeds from the financing were used to pay off in full the outstanding borrowings on the Company’s $60 million credit facility.

•On March 13, 2023, the unconsolidated joint venture that owns Chatham Court and Reflections, a 494-unit multi-family property located in Dallas, TX, and in which the Company has a 50% interest, entered into a contract to sell such property. BRT estimates that its share of the gain from this sale will be approximately $14.3 million and that its share of the related early extinguishment of debt charge will be $167,000. In 2022, this property accounted for $753,000 of equity in earnings from unconsolidated joint ventures. The Company anticipates that the closing of this transaction, which is subject to customary closing conditions, will be completed in the quarter ending June 30, 2023, although it can provide no assurance that this transaction will be completed. BRT expects to use the net proceeds to fund future investment opportunities.
•In March 2023, the Company entered into an agreement to acquire a 238-unit multifamily property constructed in 2019 and located in Richmond, VA, for a purchase price of approximately $62.5 million. The purchase price includes the assumption of approximately $32 million of mortgage debt bearing an interest rate of 3.34% and maturing in 2061.The purchase is subject to the satisfaction of various conditions, including the completion, to BRT’s satisfaction, of its due diligence investigation, as well as the approval by the mortgage lender of the Company’s assumption of the mortgage debt. BRT anticipates that this transaction will be completed in the fourth quarter of 2023.

2022 Partner Buyouts
As previously reported, in 2022, BRT completed, for an aggregate purchase price of $105.9 million after giving effect to its partners' promote interests, partner buyouts at 11 properties with an aggregate of 2,844-units. As a result of the completion of these purchases, all of these properties are wholly owned by BRT.

Debt Metrics and Liquidity
At December 31, 2022, BRT’s available liquidity was approximately $61.3 million, comprised of $20.3 million of cash and cash equivalents and $41.0 million available under its credit facility. The Company’s debt to enterprise value was 62% at year end compared to 61% at December 31, 2021.

At March 1, 2023, BRT’s available liquidity was approximately $75.3 million, including $15.3 million of cash and cash equivalents and up to $60.0 million available under its credit facility. At March 1, 2023, the interest rate on the facility was 7.75%.

First Quarter 2023 Dividend
The Board of Directors declared a quarterly dividend on the Company’s common stock of $0.25 per share. The dividend is payable on April 4, 2023, to stockholders of record at the close of business on March 27, 2023.

Guidance for Full Year 2023
The Company issued its full year 2023 guidance ranges for net income, FFO and AFFO per diluted share as well as the accompanying guidance assumptions, which can be found in the tables below.

2023 Full Year EPS, FFO and AFFO Guidance Per Share (1)(2)	Low End	Midpoint	High End
Earnings per share (diluted)	$0.09	$0.15	$0.20
FFO per share of common stock (diluted) (3)	$1.08	$1.14	$1.19
AFFO per share of common stock (diluted) (3)	$1.50	$1.56	$1.61

Guidance Reconciliation	Low End	Midpoint	High End
Net income attributable to common stockholders	$0.09	$0.15	$0.20
Add: depreciation of properties	1.44	1.44	1.44
Add: our share of depreciation in unconsolidated joint ventures	0.29	0.29	0.29
Deduct: gain on sale of real estate	(0.74)	(0.74)	(0.74)
Adjustment for non-controlling interests	-	-	-
FFO per share of common stock (diluted)	$1.08	$1.14	$1.19

Adjustment for straight-line rent accruals	0.00	0.00	0.00
Add: amortization of restricted stock and RSU expense	0.31	0.31	0.31
Add: amortization of deferred mortgage and debt costs	0.06	0.06	0.06
Add: our share of amortization of deferred mortgage and debt costs from unconsolidated ventures	0.01	0.01	0.01
Add: loss on extinguishment of debt	0.01	0.01	0.01
Add: amortization of fair value adjustment for mortgage debt	0.03	0.03	0.03
Adjustments for non-controlling interests	-	-	-
AFFO per share of common stock (diluted)	$1.50	$1.56	$1.61

2023 Combined Portfolio Guidance Assumptions (2)(4)	Low End	Midpoint	High End
Property revenue growth	5.2%	5.7%	6.2%
Controllable operating expense growth	7.0%	5.6%	4.2%
Real estate tax and insurance expense growth (5)	18.3%	17.7%	17.1%
Total operating expense growth	10.3%	9.2%	8.2%
Property NOI growth	1.4%	3.1%	4.7%
Capital Expenditures
Recurring	$5.7 Million	$5.5 Million	$5.2 Million
Value-add	$3.6 Million	$3.5 Million	$3.3 Million
Non-recurring	$1.8 Million	$1.7 Million	$1.6 Million

1.This guidance including all assumptions presented constitutes forward-looking information. Actual full year 2023 EPS, FFO, and AFFO could vary significantly from the projections presented.
2.Per share guidance is based on 19.23 million weighted average shares outstanding, which includes for the year 164,000 shares of Restricted Stock and 148,000 shares issued pursuant to the Dividend Reinvestment Program (DRIP).
3.See the reconciliations provided later in this release of FFO, AFFO and Combined Portfolio NOI, to net income, as calculated in accordance with GAAP, and the definitions of such terms under "Non-GAAP Financial Measures and Definitions."
4.Combined Portfolio includes 28 properties and 7,707 units. Property assumptions exclude Chatham Court, the property that is under contract to sell, and the property in Richmond, VA that is under contract to purchase.
5.Real estate taxes and insurance are increasing 9.8% and 50.4% at the midpoint, respectively. The insurance increase is primarily due to the decision to implement a master insurance program effective Q4 2022, which replaced policies at 17 properties which were scheduled to expire throughout 2023. This decision will result in the recognition of higher insurance expense at an earlier point in 2023. We believe that increases in insurance expense in 2024 and beyond will be more in line with the market.

Conference Call and Webcast Information
The Company will host a conference call and webcast to review its financial results and its 2023 guidance with investors and other interested parties at 9:00 a.m. ET on Wednesday, March 15, 2023. To participate in the conference call, callers from the United States and Canada should dial 1-877-300-8521, and international callers should dial 1-412-317-6026, ten minutes prior to the scheduled call time. The webcast may also be accessed live by visiting the Company’s investor relations website under the “webcast” tab.

A replay of the conference call will be available after 12:00 p.m. ET on Wednesday, March 15, 2023 through 11:59 p.m. ET on Wednesday, March 29, 2023. To access the replay, listeners may use 1-844-512-2921 (domestic) or 1-412-317-6671 (international). The passcode for the replay is 10175151.

Supplemental Financial Information
In an effort to enhance its financial disclosures to investors, BRT has posted a supplemental financial information report which can be accessed on the Company’s investor relations website under the caption “Investor Relations - Financial Statements and SEC Filings.”

Non-GAAP Financial Measures
BRT discloses FFO, AFFO, NOI and Combined Portfolio NOI because it believes that such metrics are widely recognized and appropriate measure of the performance of an equity REIT.

BRT computes FFO in accordance with the “White Paper on Funds from Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT's related guidance. FFO is defined in the White Paper as net income (calculated in accordance with generally accepted accounting principles), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis.

BRT computes AFFO by adjusting FFO for loss on extinguishment of debt, our straight-line rent accruals, restricted stock and RSU compensation expense, fair value adjustment of mortgage debt, gain on insurance recovery, insurance recovery from casualty loss and deferred mortgage and debt costs (including, in each case as applicable, from its share of its unconsolidated joint ventures). Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO may vary from one REIT to another.

BRT computes NOI by adjusting net income (loss) to (a) add back (1) depreciation expense, (2) general and administrative expenses, (3) interest expense, (4) loss on extinguishment of debt, (5) equity in earnings (loss) of unconsolidated joint ventures and equity in earnings from the sale of unconsolidated joint venture, (6) provision for taxes, (7) the impact of non-controlling interests, and (b) deduct (1) other income, (2) gain on sale of real estate and partnership interest, and (3) gain on insurance recoveries related to casualty loss.

BRT defines “Combined Portfolio” as the consolidated same store properties, the unconsolidated same store properties presented on a pro rata share basis, and the other multifamily properties that BRT currently owns presented at 100% ownership for all periods presented. The Combined Portfolio includes 29 properties totaling 8,201 units for the fourth quarter ended December 31, 2022, includes 28 properties totaling 7,799 units for the year ended December 31, 2022, and includes 28 properties totaling 7,707 units for the year ending December 31, 2023.

The pro rata share reflects BRT’s percentage equity interest in the applicable subsidiary. BRT uses pro rata share to help provide a better understanding of the impact of its unconsolidated joint ventures on its operations. However, the use of pro rata information has limitations. Among other things, as a result of the allocation/distribution provisions of the agreements governing the unconsolidated joint ventures, BRT’s share of the gain/loss with respect to such venture may be different than (and generally less than that) implied by its percentage equity interest therein. Further, the use of pro rata share is not representative of its operations and accounts as presented in accordance with GAAP.

The accounts and results for remaining properties in which the partner interest was purchased by BRT had previously been reflected in our unconsolidated results for the entirety of the periods being presented. As a result, in order to help ensure the comparability of our Combined Portfolio NOI for the periods presented, we are including 100% of the NOI of these properties for the periods prior to their acquisition of the partners’ interests.

BRT believes that FFO, AFFO, NOI and Combined Portfolio NOI are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present such metrics when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, BRT believes that FFO and AFFO provide a performance measure that when compared year-over-year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. BRT also considers FFO, AFFO and NOI to be useful in evaluating property acquisitions and dispositions. BRT views Combined Portfolio NOI as an important measure of operating performance because it allows a comparison of operating results of properties owned for the entirety of the current and comparable periods and therefore eliminates variations caused by acquisitions, dispositions or partner buyouts during the periods.

FFO, AFFO, NOI and Combined Portfolio NOI do not represent net income or cash flows from operations as defined by GAAP. FFO, AFFO, NOI and Combined Portfolio NOI should not be considered to be an alternative to net income as a reliable measure of BRT’s operating performance; nor should FFO, AFFO, NOI and Combined Portfolio NOI be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity. Further, because there is no industry standard definition of NOI and practice is divergent across the industry, the computation of NOI may from one REIT to another.

Forward Looking Information
BRT considers some of the information set forth herein to contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements regarding expected operating performance and results, property acquisition and disposition activity, joint venture activity, development and value add activity and other capital expenditures, and capital raising and financing activity, as well as revenue and expense growth, occupancy, interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “forecasts,” “projects,” “assumes,” “will,” “may,” “could,” “should,” “budget,” “target,” “outlook,” “opportunity,” “guidance” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which are in some cases are beyond our control, which may cause our actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved, and investors are cautioned not to place undue reliance on such information.

The following factors, among others, could cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements: inability to generate sufficient cash flows due to unfavorable economic and market conditions (e.g., inflation, volatile interest rates and the possibility of a recession), changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws or other factors; adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets which we may seek to enter in the future, limitations on our ability to increase or collect rental rates, competition, our ability to identify and consummate attractive acquisitions and dispositions on favorable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns; general and local real estate conditions, including any changes in the value of our real estate; decreasing rental rates or increasing vacancy rates; challenges in acquiring properties (including challenges in buying properties directly without the participation of joint venture partners and the limited number of multi-family property acquisition opportunities available to us), which acquisitions may not be completed or may not produce the cash flows or income expected; the competitive environment in which we operate, including competition that could adversely affect our ability to acquire properties and/or limit our ability to lease apartments or increase or maintain rental rates; exposure to risks inherent in investments in a single industry and sector; the concentration of our multi-family properties in the Southeastern United States and Texas, which makes us more susceptible to adverse developments in those markets; increases in expenses over which we have limited control, such as real estate taxes, insurance costs and utilities, due to inflation and other factors; impairment in the value of real estate we own; failure of property managers to properly manage properties; disagreements with, or misconduct by, joint venture partners; inability to obtain financing at favorable rates, if at all, or refinance existing debt as it matures, due to, among other things, the level and volatility of interest or capital market conditions; extreme weather and natural disasters such as hurricanes, tornadoes and floods; lack of or insufficient amounts of insurance to cover, among other things, losses from catastrophes; risks associated with acquiring value-add multi-family properties, which involves greater risks than more conservative approaches; the condition of Fannie Mae or Freddie Mac, which could adversely impact us; changes in Federal, state and local governmental laws and regulations, including laws and regulations relating to taxes and real estate and related investments; our failure to comply with laws, including those requiring access to our properties by disabled persons, which could result in substantial costs; board determinations as to timing and payment of dividends, if any, and our ability or willingness to pay future dividends; our ability to satisfy the complex rules required to maintain our qualification as a REIT for federal income tax purposes; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by us or a subsidiary owned by us or acquired by us; our dependence on information systems and risks associated with breaches of such systems; disease outbreaks and other public health events, and measures that are taken by federal, state, and local governmental authorities in response to such outbreaks and events; impact of climate change on our properties or operations; risks associated with the stock ownership restrictions of the Internal Revenue Code of 1986, as amended (the "Code") for REITs and the stock ownership limit imposed by our charter; and the other factors described in the reports we file with the SEC, including those set forth in our Annual Report on Form 10-K under the captions "Item 1. Business," "Item 1A. Risk Factors," and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations".

BRT undertakes no obligation to update or revise the information herein, whether as a result of new information, future events or circumstances, or otherwise.

Additional Information
BRT is a real estate investment trust that owns, operates and, to a lesser extent, holds interests in joint ventures that own multi-family properties. As of December 31, 2022, BRT owns or has interests in 29 multi-family properties with 8,201 units in 11 states. For additional information on BRT’s operations, activities and properties, please visit its website at www.brtapartments.com.

Interested parties are urged to review the Form 10-K to be filed with the Securities and Exchange Commission for the year ended December 31, 2022, and the supplemental disclosures regarding the quarter and the year on the investor relations section of the Company’s website at: https://brtapartments.com/investor-relations. The Form 10-K can also be linked through the “Investor Relations” section of BRT’s website.

Contact:

BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone: (516) 466-3100
Email: investors@BRTapartments.com
www.BRTapartments.com

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2022	December 31, 2021
ASSETS
Real estate properties, net of accumulated depreciation	$651,603	$293,550
Investment in unconsolidated joint ventures	42,576	112,347
Cash and cash equivalents	20,281	32,339
Restricted cash	872	6,582
Other assets	16,786	10,341
Real estate property held for sale	—	4,379
Total Assets	$732,118	$459,538

LIABILITIES AND EQUITY
Mortgages payable, net of deferred costs	$403,792	$199,877
Junior subordinated notes, net of deferred costs	37,123	37,103
Credit facility	18,502
Accounts payable and accrued liabilities	22,631	19,607
Total Liabilities	482,048	256,587

Total BRT Apartments Corp. stockholders’ equity	250,088	202,956
Non-controlling interests	(18)	(5)
Total Equity	250,070	202,951
Total Liabilities and Equity	$732,118	$459,538

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended December 31, (unaudited)		Twelve months Ended December 31,
	2022	2021	2022	2021
Revenues:
Rental and other revenue	$22,711	$10,279	$70,515	$32,041
Other income	—	4	12	16
Total revenues	22,711	10,283	70,527	32,057
Expenses:
Real estate operating expenses	10,262	4,515	30,558	14,202
Interest expense	5,520	1,953	15,514	6,757
General and administrative	3,815	3,239	14,654	12,621
Impairment charge	—	—	—	520
Depreciation	8,031	3,285	24,812	8,025
Total expenses	27,628	12,992	85,538	42,125
Total revenues less total expenses	(4,917)	(2,709)	(15,011)	(10,068)
Equity in earnings (loss) of unconsolidated joint ventures	580	1,825	1,895	(4,208)
Equity in earnings from sale of unconsolidated joint venture properties	—	—	64,531	34,982
Gain on sale of real estate	—	—	6	7,693
Casualty loss	(850)	—	(850)	—
Insurance recovery of casualty loss	850	—	850	—
Gain on insurance recovery	—	—	62	—
Gain on sale of partnership interest	—	388	—	2,632
Loss on extinguishment of debt	—	(673)	(563)	(1,575)
(Loss) income from continuing operations	(4,337)	(1,169)	50,920	29,456
Provision for taxes	(155)	51	821	206
Net income (loss) from continuing operations, net of taxes	(4,182)	(1,220)	50,099	29,250
(Income) attributable to non-controlling interests	(37)	(34)	(144)	(136)
Net income (loss) attributable to common stockholders	$(4,219)	$(1,254)	$49,955	$29,114

Per share amounts attributable to common stockholders:
Basic	$(0.22)	$(0.08)	$2.67	$1.63
Diluted	$(0.22)	$(0.08)	$2.66	$1.62

Funds from operations - Note 1	$7,594	$6,333	$23,234	17,429
Funds from operations per common share - diluted - Note 2	$0.40	$0.35	$1.24	$0.97

Adjusted funds from operations - Note 1	$6,994	$7,542	$28,350	$23,811
Adjusted funds from operations per common share - diluted -Note 2	$0.37	$0.41	$1.52	$1.33

Weighted average number of common shares outstanding:
Basic	18,004,715	17,317,596	17,793,035	17,017,690
Diluted	18,004,715	17,317,596	17,852,951	17,084,642

BRT APARTMENTS CORP. AND SUBSIDIARIES
FUNDS FROM OPERATIONS
ADJUSTED FUNDS FROM OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve months Ended December 31,
	2022	2021	2022	2021
Note 1:
Funds from operations is summarized in the following table:
GAAP Net (loss) income attributable to common stockholders	$(4,219)	$(1,254)	$49,955	$29,114
Add: depreciation of properties	8,031	3,285	24,812	8,025
Add: our share of depreciation in unconsolidated joint venture properties	1,443	4,694	10,677	23,083
Add: impairment charge	—	—	—	520
Add: our share of impairment charge in unconsolidated joint venture properties	1,493	—	1,493	2,010
Add: casualty loss	850	—	850	—
Deduct: gain on sales of real estate and partnership interests	—	(388)	(6)	(10,325)
Deduct: our share of earnings in earnings from sale of unconsolidated joint venture properties	—	—	(64,531)	(34,982)
Adjustment for non-controlling interests	(4)	(4)	(16)	(16)
NAREIT Funds from operations attributable to common stockholders	7,594	6,333	23,234	17,429
Adjust for: straight-line rent accruals	6	12	24	(18)
Add: loss on extinguishment of debt	—	673	563	1,575
Add: our share of loss on extinguishment of debt from unconsolidated joint venture properties	—	—	1,880	4,581
Add: amortization of restricted stock and RSU expense	1,304	991	4,487	2,941
Add: amortization of deferred mortgage and debt costs	240	80	628	295
Add: our share of deferred mortgage costs from unconsolidated joint venture properties	28	103	227	542
Add: amortization of fair value adjustment for mortgage debt	166	—	148	—
Less: insurance recovery of casualty loss	(850)	—	(850)	—
Less: our share of insurance recovery from unconsolidated joint ventures	(1,493)	—	(1,493)	(2,010)
Less: gain on insurance recovery	—	—	(62)	—
Less: our share of gain on insurance proceeds from unconsolidated joint venture properties	—	(648)	(432)	(1,528)
Adjustment for non-controlling interests	(1)	(2)	(4)	4
Adjusted funds from operations attributable to common shareholders	$6,994	$7,542	$28,350	$23,811

BRT APARTMENTS CORP. AND SUBSIDIARIES
FUNDS FROM OPERATIONS
ADJUSTED FUNDS FROM OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve months Ended December 31,
	2022	2021	2022	2021
Note 2:
Funds from operations per share is summarized in the following table:
Net income attributable to common stockholders	$(0.22)	$(0.08)	$2.66	$1.62
Add: depreciation of properties	0.42	0.19	1.33	0.45
Add: our share of depreciation from unconsolidated joint venture properties	0.08	0.26	0.57	1.29
Add: impairment charge	—	—	—	0.03
Add: impairment charge - our share of unconsolidated joint ventures	0.08	—	0.08	0.11
Add: casualty loss	0.04	—	0.05	—
Deduct: gain on sales of real estate and partnership interest	—	(0.02)	—	(0.58)
Deduct: our share of earnings from sale of unconsolidated joint venture properties	—	—	(3.45)	(1.95)
Adjustment for non-controlling interests	—	—	—	—
NAREIT Funds from operations per common share - diluted	0.40	0.35	1.24	0.97
Adjustments for straight line rent accruals	—	—	—	—
Add: loss on extinguishment of debt	—	0.04	0.03	0.09
Add: our share of loss on extinguishment of debt from unconsolidated joint ventures	—	—	0.10	0.26
Add: amortization of restricted stock and RSU expense	0.07	0.05	0.25	0.16
Add: amortization of deferred mortgage and debt costs	0.01	—	0.03	0.02
Add: our share of amortization of deferred mortgage and debt costs from unconsolidated ventures	—	0.01	0.01	0.03
Add: amortization of fair value adjustment for mortgage debt	0.01	—	0.01	—
Less: insurance recovery of casualty loss	(0.04)	—	(0.05)	—
Deduct: our share of insurance recovery from unconsolidated joint ventures	(0.08)	—	(0.08)	(0.11)
Deduct: gain on insurance recovery	—	—	—	—
Deduct: our share of gain on insurance proceeds from unconsolidated joint ventures	—	(0.04)	(0.02)	(0.09)
Adjustments for non-controlling interests	—	—	—	—
Adjusted funds from operations per common share - diluted	$0.37	$0.41	$1.52	$1.33

Diluted shares outstanding for FFO and AFFO	18,938,807	18,240,532	18,782,695	17,936,465

BRT APARTMENTS CORP. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS TO NOI
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
GAAP Net income attributable to common stockholders	$(4,219)	$(1,254)	$49,955	$29,114
Less: Other Income	—	(4)	(12)	(16)
Add: Interest expense	5,520	1,953	15,514	6,757
General and administrative	3,815	3,239	14,654	12,621
Depreciation	8,031	3,285	24,812	8,025
Impairment charge	—	—	—	520
Provision for taxes	(155)	51	821	206
Less: Gain on sale of real estate	—	—	(6)	(7,693)
Gain on the sale of partnership interest	—	(388)	—	(2,632)
Add: Loss on extinguishment of debt	—	673	563	1,575
Equity in (earnings) loss of unconsolidated joint venture properties	(580)	(1,825)	(1895)	4,208
Casualty loss	850	—	850	—
Less: Equity in earnings from sale of unconsolidated joint venture properties	—	—	(64,531)	(34,982)
Insurance recovery of casualty loss	(850)	—	(850)	—
Gain on insurance recovery	—	—	(62)	—
Add: Net income attributable to non-controlling interests	37	34	144	136
Net Operating Income	$12,449	$5,764	$39,957	$17,839

Less: Non same store and non multi family
Revenues	(13,478)	(1,785)	(43,009)	(7,125)
Operating Expenses	5,937	851	18,720	3,393
Non Same store and non multi NOI	(7,541)	(934)	(24,289)	(3,732)
Same Store Net Operating Income	$4,908	$4,830	$15,668	$14,107